Exhibit 99.1

Contacts
At Aphton	Investor and Media Relations
Jeanette Whitmore	Tara Spiess
VP, Corporate Communications	TS Communications Group
(305) 374-7338	(914) 921-5900
aphton@aphton.com	info@biotechirpr.com

Nick Porras

Director, Investor Relations

(215) 218-4340

ir@aphton.com

Aphton Corporation Reports Fourth Quarter and Year End 2004

Financial Results and Developments

PHILADELPHIA, PA – March 15, 2005– Aphton Corporation (Nasdaq:APHT) today announced financial results for the fourth quarter and year ended December 31, 2004. The Company also highlighted several noteworthy milestones defined by significant progress in operations, research and development and finance. Highlights include:

•	The signing of a worldwide collaboration agreement for the treatment of gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal antibodies with Xoma Ltd (NASDAQ: XOMA);

•	The signing of a collaboration and licensing agreement for the development, manufacturing and commercialization of gastrin–related diagnostic kits with Daiichi Pure Chemicals;

•	The completion and reporting of positive results related to the randomized Phase III clinical trial of InsegiaTM (G17DT immunogen) as a monotherapy versus placebo for the treatment of patients with pancreatic cancer;

•	The filing for marketing approval of the Company’s lead anti-cancer compound, Insegia as a therapeutic option for patients with advanced pancreatic cancer who are either unable to tolerate or elect not to take chemotherapy to regulatory agencies in Switzerland, Canada and Australia;

•	The appointment of key members to the management team and to the Board of Directors; and

•	The strengthening of the Company’s balance sheet through raising net proceeds of $48.6 million.

The Company has rounded out these accomplishments with its more recent events, which also include:

•	The announcement of the intent to acquire Igeneon, a privately held, late-stage immunotherapy company whose pipeline could significantly complement and solidify Aphton’s immunotherapy program;

•	The announcement of preliminary results of the randomized Phase III clinical trial of Insegia in combination with chemotherapy for the treatment of chemotherapy naïve patients with advanced pancreatic cancer; and

•	The hiring and appointment of additional key members of the management team.

“As we look back over the year it is important to recognize the significant progress related to so many aspects of our business,” commented Dr. Patrick Mooney, President, CEO and Chairman of Aphton. “Although significant headway has been made, we continue to evaluate Company’s operations as well as research and development programs with the intent of prioritizing programs and conserving capital. We anticipate that we will be in a position to detail these cost-saving changes in the coming weeks. We are more committed than ever to providing our shareholders with a strong foundation for the future of the Company. While we recognize the disappointment of the preliminary findings of the recent Phase III study of Insegia we believe that the data not only supports our monotherapy applications but, validates our immunotherapeutic approach to gastrin-sensitive cancers, and that the future is bright for Aphton and our shareholders.”

“We fully support the pending acquisition of Igeneon, as we see it as a key driver for future pipeline growth,” commented Jim Smith, Aphton’s Chief Financial Officer “As Pat has mentioned we have begun the initial assessment of operations and we are confident that we will be in a position to significantly decrease the cash burn of the combined companies.”

Product Development Highlights

Insegia™ (G17DT Immunogen)

In June 2004 the Company presented data from it’s first randomized phase III trial of InsegiaTM (G17DT immunogen) versus placebo for the treatment of chemotherapy naive patients with pancreatic cancer at the Annual American Society of Clinical Oncology (ASCO). 154 patients were randomly assigned to receive either Insegia alone or placebo. Results of the study showed that:

•	Treatment with Insegia resulted in a median survival of 150 days compared with 83 days for patients treated with the placebo (p=0.030, log rank).

•	Patients treated with Insegia showed a significantly longer time to deterioration of Karnofsky score (a known assessment of a patients ability to function, and a predictor of prognosis), with a median of 138 days vs. 78 days with the placebo (p=0.038, Wilcoxon).

•	Importantly, patients who generated anti-G17 antibodies (those defined as “Insegia responders”) lived significantly longer than both patients who did not generate anti-G17 antibodies and patients who received placebo. Analysis of the Kaplan Meier plots showed that antibody responders to Insegia had a median survival of 176 days compared to 63 days for non-responders and to 83 days for the placebo group (p=0.003, log rank homogeneity test).

•	Insegia treatment was seen to be safe and well tolerated, with no unexpected differences between study arms.

This data became the foundation for the Company’s first applications for marketing approval for the registration of Insegia as monotherapy in patients with advanced pancreatic cancer who are either unable to tolerate or elect not to take chemotherapy. Applications for marketing approval have been filed in Switzerland, Canada and Australia. The Company expects to hear from regulatory authorities related to these applications in the first half of 2005 for Switzerland, in mid-2005 from Australia and in the second half of 2005 from Canada.

In February 2005 the Company released top-line preliminary data from its randomized trial of Insegia in combination with gemcitabine (Gemzar®, EliLilly) for the treatment of chemotherapy naïve patients with advanced pancreatic cancer. While Insegia did not meet the primary endpoint, the Company was encouraged by results observed in patients who achieved an antibody response, in this case approximately 70% of patients. These patients demonstrated prolonged survival over patients treated in the control arm with chemotherapy alone, as well as over patients who did not achieve an antibody response.

Because the data continues to be preliminary the Company is continuing the evaluation of these results as well as other pre-specified secondary endpoints. The Company has submitted a “late-breaking” abstract for this trial to the upcoming ASCO meeting that will take place in May.

Strategic Collaborations

•	In June Aphton signed a collaboration and license agreement with Daiichi Pure Chemicals Co., Ltd. for the development, manufacturing, and commercialization of gastrin–related diagnostic kits. Under the Agreement, Daiichi will develop diagnostic kits based on assays and monoclonal antibodies developed by Aphton. Daiichi will have exclusive worldwide manufacturing and supply rights and will commercialize the kits by itself or with specialized distributors in Asia. Aphton retains the rights to commercialize the kits by itself or with specialized distributors, outside of Asia.

•	In September the Company signed a worldwide collaboration agreement with Xoma (US) LLC for the treatment of gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal antibodies. Under the terms of the agreement, Aphton and XOMA are to share all development expenses and all commercialization profits and losses for all product candidates on a 70/30 basis, respectively. XOMA will have worldwide manufacturing rights for these products and the ability to share up to 30% in the commercialization efforts in the U.S. in accordance with the terms of the agreement. Aphton will have exclusive rights to commercialize all products outside the U.S.

Operations

During the year, and more recently, the Company’s senior team was significantly strengthened by the appointment of a number of key leaders, including:

•	Patrick Mooney, M.D., as President, Chairman and Chief Executive Officer;

•	James Smith, CPA, a 30-year veteran of accounting and finance, as Senior Vice President and Chief Financial Officer;

•	Susan Anne Watson, Ph.D., an 18 year veteran of cancer research, as Senior Vice President and Chief Scientific Officer; and

•	The Company also appointed Vincent D. Enright, former Chief Financial Officer of Keyspan Corporation, as a new member of the Board of Directors.

Financial Strength

Cash, cash equivalents, and short-term investments totaled $43.4 million as of December 31, 2004, compared to $49.4 million at the end of the 3rd quarter of 2004 and compared to $19.2 million as of December 31, 2003. In the 4th quarter ended December 31, 2004, the Company’s net loss applicable to common shareholders was $8.6 million, or $(0.23) per share, compared to a loss of $6.6 million, or $(0.23) per share for the same period in 2003. For the year ended December 31, 2004, the Company reported a net loss applicable to common shareholders of $28.8 million, or $(0.79) per common share, compared to a net loss of $26.3 million, or $(1.02) per common share, for the corresponding period in 2003.

In the 4th quarter, total operating costs and expenses increased from $6.1 million in 2003 to $8.1 million in 2004. For the year ended December 31, 2004, total operating costs and expenses of $(26.7) million increased by $2.1 million compared with the comparable period in 2003. The increase in both the 4th quarter and full year operating costs and expenses was due primarily to increase in Sarbanes-Oxley compliance costs, professional fees, premiums for our director and officer insurance policy and an increase in salary and benefits of our administrative personnel.

Strategic Pipeline

Aphton continues to focus its efforts on broadening and progressing its research and development pipeline. An important element of this strategy is its potential acquisition of Igeneon, a biopharmaceutical company with a diverse pipeline of late-stage products including active and passive immunotherapies. Aphton believes that immunotherapies may have certain advantages over other targeted therapies by including specificity that may lead to better efficacy and decreased toxicities for patients.

About Aphton

Aphton Corporation, headquartered in Philadelphia, Pennsylvania is a clinical stage biopharmaceutical company focused on developing targeted immunotherapies for cancer and other diseases. The Company’s products seek to neutralize hormones involved in the growth and proliferation of cancers as well as other diseases. The company’s lead product, InsegiaTM (G17DT immunogen) is currently in development both as a monotherapy for pancreatic cancer and in combination with chemotherapy for the treatment of gastric cancer. Aphton has strategic alliances with sanofi-aventis for the development and commercialization of Insegia related to cancers of the gastrointestinal system and other cancers in North America and Europe; Daiichi Pure Chemicals for the development, manufacturing and commercialization of gastrin-related diagnostic kits; and Xoma for treating gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal and other antibodies. For more information about Aphton or its programs please visit Aphton’s website at www.aphton.com.

Aphton Corporation

Selected Condensed Financial Data

(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Revenues	$—	$—	$—	$—

Costs and expenses:
General and administrative	2,973	779	5,570	2,768
Research and development	5,169	5,336	21,147	21,878

Total cost and expenses	8,142	6,115	26,717	24,646
Loss from operations
Interest expense including amortized discount	(699)	(545)	(2,676)	(1,851)
Interest income and unrealized gains or losses	284	107	631	197

Net loss	(8,559)	(6,553)	(28,762)	(26,300)

Net loss applicable to common shareholders	(8,559)	$(6,553)	$(28,762)	$(26,300)

Basic and diluted loss per common share	$(0.23)	$(0.23)	$(0.79)	$(1.02)

Shares used in computing net loss per share	37,797	28,778	36,285	25,791

	December 31,
	2004	2003
Cash and current investments	$43,414	$19,216
Working capital	34,309	13,150
Total assets	52,635	27,246
Total stockholders’ equity	20,990	(76)

Safe Harbor

This press release includes forward-looking statements, including statements about: (1) the intent of the Company to identify, and its ability to implement, reductions to Aphton’s and Igeneon’s cash burn rate, and the timing of such implementation, (2) Aphton’s belief that the results of PC(IV) will support its monotherapy applications and validates its immunotherapeutic approach to gastrin-senstive cancers, (3) Aphton’s beliefs regarding its future, (4) expectations regarding the timing of responses from regulatory agencies, (5) the completion of the potential acquisition of Igeneon by Aphton; (6) Aphton’s belief that immunotherapies have certain advantages over targeted therapies and (7) Aphton’s intent to expand its research and development pipeline. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in Aphton’s and Igeneon’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in Aphton’s Securities and Exchange Commission filings, including Aphton’s report on Form 10-K filed with the Commission on March 15, 2004 and the 2004 Form 10-K that will be filed with the SEC. Aphton wishes to caution readers that certain important factors may have affected and could in the future affect

Aphton’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of Aphton. These risk factors include, but are not limited to, (1) Aphton’s ability to identify and realize anticipated cost efficiencies and to reduce the combined cash burn rate, (2) Aphton’s ability to fund the further development of its research and development, (3) Aphton’s ability to successfully identify and consummate opportunities to broaden and progress its research and development pipeline, (4) scientific developments regarding immunotherapies and target therapies (5) Aphton’s ability to consummate the pending acquisition of Igeneon, the inability to successfully integrate Igeneon’s operations and product portfolio with Aphton’s operations and product portfolio; and (6) the actual design, results and timing of preclinical and clinical studies for both companies’ products and product candidates. With respect to Aphton’s expectations regarding the timing of responses from regulatory agencies, this may depend on the reaction of such governmental agencies to the preliminary results of our recent Insegia Phase III clinical trial, the final results of our analysis on such trial, and factors not within our control, such as governmental delays.

SOURCE: APHTON CORPORATION